Exhibit 10.73

AMENDMENT TO EMPLOYMENT OFFER LETTER AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT OFFER LETTER AGREEMENT (this “First Amendment”), dated as of March 29, 2013, is by and among FriendFinder Networks Inc. (“FFN”), Various, Inc. ("Various") (FFN and Various collectively defined herein as the “Company”) and Robert Brackett (the “Executive”).

WHEREAS, the Company and Executive have entered into that certain Employment Offer Letter Agreement, dated as of January 1, 2011, as such Employment Offer Letter Agreement may be amended, restated or otherwise modified from time to time (the “Employment Agreement”) pursuant to which the Executive serves as President of Various.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement; and

WHEREAS, the parties hereto desire to amend the Employment Agreement, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Section 1 of the Employment Agreement is amended as follows:

1.
Base salary. From May 6, 2012 through the remainder of the Term, the Company shall pay Executive $480,000 per annum (the “Base Salary”) in accordance with the Company’s customary payroll practices as in effect from time to time (but in no event less frequently than monthly).  The Base Salary may be increased from time to time in the discretion of the Company, and any increased Base Salary pursuant to this Section 1 shall be deemed the Base Salary for purposes of this Employment Agreement.

2.           Section 2 of the Employment Agreement is amended as follows:

2.
Bonus.  Commencing with the fiscal year ending December 31, 2013, Executive will be eligible to receive an annual performance bonus of up to 100% of base salary contingent upon the achievement of specific goals and objectives set forth in an annual performance bonus plan to be approved by the Compensation Committee of the Board of Directors of the Company.

3.           Section 4 of the Employment Agreement is amended as follows:

4.
Benefits and paid time off.  During the term of the Employment Agreement, the Executive shall be eligible to participate in the Company's existing or future benefit plans, policies or arrangements maintained by the Company and made available to employees generally, as well as all such existing or future benefit plans, policies or arrangements maintained by the Company for the benefit of executives.  Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise effect the terms of this Employment Agreement.  The Executive shall be entitled to paid holidays and paid time off according to the Company's policy applicable to executives of the Company in effect from time to time.

4.           Section 7 of the Employment Agreement is amended as follows:

7.
Term.  Your term of employment shall continue until December 31, 2015; provided that the Company may terminate you for Cause without incurring further liability to you in connection with your employment.  "Cause" means a willful failure or refusal on your part to perform your duties under this Employment Agreement, the Employment Proprietary Information Agreement, or otherwise imparted by the Company's employee manual; willful failure or refusal to carry out the lawful directions of your supervisors; willful gross misconduct on your part, including but not limited to theft, violent work-related behavior, violation of the Company's anti-discrimination and anti-harassment policies or repeated acts of gross insubordination; willful dishonesty or fraud in connection with your employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; indictment or conviction of a crime other than a minor traffic infraction; or material breach of any provision of this Employment Agreement or the Employee Proprietary Information Agreement.  If you are terminated with Cause, you shall receive only unpaid salary through the date your employment is terminated.

5.           Miscellaneous Provisions.

a)	No Other Amendments. Except as explicitly amended by this First Amendment, the terms of the Employment Agreement shall remain in effect and are unchanged by this First Amendment.

b)
Entire Agreement.  The Employment Agreement, as amended by the First Amendment, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

c)
Governing Law.  This First Amendment shall be governed by and construed in accordance with the laws and decisions of the State of California applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.  The parties hereby consent and agree to the exclusive jurisdiction of the state and federal courts in the County of Santa Clara, State of California in any lawsuit arising from or relating to this First Amendment.

d)
Parties in Interest.  This First Amendment shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, nothing in this First Amendment, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this First Amendment.

e)
Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this First Amendment by facsimile shall be effective as delivery of a mutually executed counterpart to this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Employment Agreement to be duly executed as of the day and year first above written.

FRIENDFINDER NETWORKS INC.

By:	/s/ Anthony Previte
Name: Anthony Previte
Title: Chief Executive Officer

VARIOUS, INC.

By:	/s/ Anthony Previte
Name: Anthony Previte
Title: Chief Executive Officer

EXECUTIVE

/s/ Robert Brackett
Robert Brackett